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                                                                    EXHIBIT 12.2

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                    Years Ended December 31,
                                             ------------------------------------------------------------------- SIX MONTHS ENDED
                                                1996          1997            1998          1999         2000     JUNE 30, 2001
                                             ---------      ---------      ---------     ---------     --------- ----------------
                                                                                                   (dollars in thousands)
                                                                                                                     (unaudited)
Fixed Charges:
     Interest expense on indebtedness        $  15,996      $  14,685      $   6,857     $   5,556     $  14,773     $  15,284
     Interest expense on portion of rent
     expense representative of interest            435            394            340           366           350           183

     Total Fixed Charges                     $  16,431      $  15,079      $   7,197     $   5,922     $  15,123     $  15,467

Earnings (Loss):
     Net income (loss) before provision
     income taxes and minority interest      $(189,389)     $(160,544)     $  34,876     $  84,735     $ 152,981     $ 158,193

     Fixed charges per above                    16,431         15,079          7,197         5,922        15,123        15,467

     Total earnings (loss)                   $(172,958)     $(145,465)     $  42,073     $  90,657     $ 168,104     $ 173,660

Ratio of earnings to fixed charges               (10.5)          (9.7)           5.9          15.3          11.1          11.2

Coverage deficiency                          $(189,389)     $(160,544)            --            --            --            --
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